ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (“Addendum”), which amends and supplements that certain Employment Agreement (“Agreement”) effective April 1, 2006 between DOLLAR GENERAL CORPORATION (the “Company”), and CHALLIS M. LOWE (“Employee”), is made and entered into by the Company and Employee as of May 14, 2008 (“Addendum Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company desires to supplement the separation benefits of Employee upon the terms and subject to the conditions hereinafter set forth, and Employee desires to accept such supplement in consideration for past and future services;

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the Agreement shall be amended as follows:

In addition to the rights, compensation and benefits to which Employee is entitled under the Agreement, if Employee’s termination of employment with the Company occurs prior to December 31, 2008 (unless such termination is for “Cause”, as defined in the Agreement), the Company agrees that Employee shall be entitled to “Extended Coverage” (as defined in Section 4.12 of the Dollar General Health Benefits Plan, as currently in effect or as subsequently amended) for herself and her eligible Dependents for an Extended Coverage Period commencing on her termination of employment and normally ending December 31, 2008, after which date Employee may elect to receive COBRA continuation of coverage for the applicable period commencing January 1, 2009. Employee shall be responsible for 100% of premium costs for such extended coverage.

Except as expressly provided herein, the Agreement shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Addendum to be effective as of the Addendum Effective Date.

Dollar General Corporation
/s/ Rick Dreiling	/s/ Challis M. Lowe
By: Rick Dreiling, CEO	Challis Lowe